Exhibit 4.1

C-COR INCORPORATED

AMENDED AND RESTATED

INCENTIVE PLAN

(As approved by the Board of Directors on April 29, 1998- and as amended and restated by the Board of Directors on August 15, 2000; April 18, 2001; January 4, 2002; August 13, 2002; April 15, 2003; April 13, 2004; and August 18, 2004.)

ARTICLE 1.

Purpose

The purpose of the C-COR Incorporated Incentive Plan (formerly the C-COR.net Corp. Incentive Plan) (the “Plan”) is to enable C-COR Incorporated (formerly C-COR.net Corp.) (the “Company”) to offer certain officers, key employees and directors of the Company equity interests in the Company and other incentive awards, including performance-based stock incentives, thereby attracting, retaining and rewarding such persons, and strengthening the mutuality of interests between such persons and the Company’s shareholders.

ARTICLE 2.

Definitions

For purposes of this Plan, the following terms shall have the following meanings:

a. “Award” shall mean an award under this Plan of Stock Options, Restricted Stock, Performance Shares or Performance Units.

b. “Board” shall mean the Board of Directors of the Company.

c. “Change of Control” shall mean the occurrence of any one of the following:

i. Any person or group of persons acting in concert shall have acquired ownership of or the right to vote or to direct the voting of shares of capital stock of the Company representing 30% or more of the total voting power of the Company, or

ii. The Company shall have merged into or consolidated with another corporation, or merged another corporation into the Company, on a basis whereby less than 50% of the total voting power of the surviving corporation is represented by shares held by former shareholders of the Company prior to such merger or consolidation, or

iii. The Company shall have sold more than 50% of its assets to another corporation or other entity or person, or

iv. As the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, the persons who were Directors of the Company before such transaction cease to constitute a majority of Directors of the Company.

d. “Code” shall mean the Internal Revenue Code of 1986, as amended.

e. “Common Stock” shall mean the Common Stock, par value $.05 per share, of the Company.

f. “Director” shall mean a member of the Board.

g. “Disability” shall mean Total Disability as defined in the Company’s long-term disability plan.

h. “Fair Market Value” for purposes of this Plan, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, shall mean, as of any date prior to April 17, 2001, the closing sale price of a share of Common Stock for the preceding business day and as of any date thereafter, the closing sale price of a share of Common Stock for that date as reported on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or, if not listed or traded on any such exchange, the Nasdaq Stock Market (“Nasdaq”), or, if such sale price is not available, the average of the bid and asked prices per share reported on Nasdaq for such day, or, if such quotations are not available, the fair market value as determined by the Board, which determination shall be conclusive.

i. “Incentive Stock Option” shall mean any Stock Option awarded under this Plan intended to be and designated as an “Incentive Stock Option” within the meaning of Section 422 of the Code.

j. “Misconduct” shall mean, except to the extent specified otherwise by the Board, a finding by the Board that the Participant (i) has breached his or her employment or service contract with the Company, (ii) has engaged in disloyalty to the Company, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty in the course of his or her employment or service, (iii) has disclosed trade secrets or confidential information of the Company to persons not entitled to receive such information or (iv) has engaged in such other behavior detrimental to the interests of the Company as the Board determines.

k. “1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

l. “Non-Qualified Stock Option” shall mean any Stock Option awarded under this Plan that is not an Incentive Stock Option.

m. “Participant” shall mean an individual to whom an Award has been made pursuant to this Plan.

n. “Performance Cycle” shall have the meaning set forth in Section 9.a.

o. “Performance Period” shall have the meaning set forth in Section 8.a.

p. “Performance Share” shall mean an Award made pursuant to Article VIII of this Plan of the right to receive Common Stock at the end of a specified Performance Period if specified performance goals are met.

q. “Performance Unit” shall mean an Award made pursuant to Article IX of this Plan of the right to receive a fixed dollar amount, payable in cash or Common Stock or a combination of both, at the end of a specified Performance Cycle if specified performance goals are met.

r. “Primary Committee” shall mean a committee of two (2) or more non-employee Board members, as defined under Rule 16b-3 under the 1934 Act, who are also “outside directors”, as defined under section 162(m) of the Code and “independent directors” as defined under the rules of Nasdaq Stock Market or any other national securities exchange on which the securities of the Company are listed and who are appointed by the Board to oversee the administration of the Plan.

s. “Restricted Stock” shall mean an Award of shares of Common Stock under this Plan that is subject to forfeiture under Article VII.

t. “Restriction Period” shall have the meaning set forth in Section 7.b.iii.

u. “Retirement” shall mean:

1. for options granted prior to April 13, 2004, retirement from employment with the Company or one of its subsidiaries, provided that the employee at such time has been employed by the Company or a subsidiary of the Company for at least five years and is at least 55 years old.

2. for options granted on or after April 13, 2004, retirement from employment with the Company or one of its subsidiaries, provided that the employee at such time has been employed by the Company or a subsidiary of the Company for at least five (5) years and has a combination of age and service of sixty years or greater.

v. “Secondary Committee” shall mean a committee of two (2) or more Board members appointed by the Board to administer the equity incentive programs hereunder, with respect to eligible persons other than Section 16 Insiders and Covered Employees.

w. “Section 16 Insider and Covered Employee” shall mean an officer or director of the Company or a subsidiary subject to the short-swing profit liabilities of Section 16 of the 1934 Act and to the extent not covered by such statutory provision, an officer who is subject to the cap on deductible remuneration under section 162(m)(3) of the Code, or an executive officer for which independent director approval of compensation is required under the rules of the Nasdaq Stock Market or any other national securities exchange on which the securities of the Company are listed.

x. “Stock Option” or “Option” shall mean any option to purchase shares of Common Stock granted pursuant to Article 6.

y. “Termination of Employment” shall mean (i) termination of an employee’s employment with the Company and all of its subsidiaries for reasons other than a military or personal leave of absence granted by the Company or (ii) the date on which a Director ceases to be a member of the Board for any reason.

ARTICLE 3.

Administration

a. Administration.

i. The Plan shall be administered and interpreted by the Board; provided however, that the authority to administer the Stock Option (Article 6), Restricted Stock (Article 7), Performance Shares (Article 8) and (to the extent required by Nasdaq Stock Exchange rules) Performance Unit (Article 9) incentive programs with respect to Section 16 Insiders and Covered Employees, including without limitation the authority to select the Section 16 Insiders and Covered Employees eligible to participate in these incentive programs and to determine the terms and conditions of awards to such individuals, shall be delegated to and vested in the Primary Committee. The Board may, in its discretion, delegate its responsibilities hereunder to the Committee with respect to Participants who are not Section 16 Insiders and Covered Employees.

ii. References herein to the “Board” shall, as the context requires, be deemed to refer to the Primary Committee or Secondary Committee, as applicable, to the extent such committee is delegated all or part of the Board’s authority under this Plan.

iii. Each of the Board and, to the extent its authority is so delegated, the Primary Committee or Secondary Committee, shall have full power and authority within the scope of its administrative jurisdiction to establish such rules as it may deem appropriate for proper administration of the Plan, to make all factual determinations, to construe and interpret the provisions of the Plan and the awards thereunder and to resolve any and all ambiguities thereunder.

iv. Members of the Primary Committee or any Secondary Committee shall serve for such period of time as the Board may determine and may be removed by the Board at any time. The Board may also at any time terminate the functions of any Secondary Committee and reassume all powers and authority previously delegated to such committee.

v. Service on the Primary Committee or the Secondary Committee shall constitute service as a Board member, and members of each such committee (whether or not an actual Board member) shall accordingly be entitled to full indemnification and reimbursement as Board members for their service on such committee. No member of the Primary Committee or the Secondary Committee shall be liable for any act or omission made in good faith with respect to the Plan or any Options or stock issuances under the Plan.

b. Awards. The Board shall have full authority to grant, pursuant to the terms of this Plan, to persons eligible under Article 5: (i) Stock Options, (ii) Restricted Stock, (iii) Performance Shares and (iv) Performance Units. In particular, the Board shall have the authority:

i. to select the persons eligible under Article 5 to whom Stock Options, Restricted Stock, Performance Shares and Performance Units may from time to time be granted hereunder;

ii. to determine whether and to what extent Incentive Stock Options, Non-Qualified Stock Options, Restricted Stock, Performance Shares and Performance Units, or any combination thereof, are to be granted hereunder to one or more persons eligible under Article 5;

iii. to determine whether Stock Options are to be Incentive Stock Options or Non-Qualified Stock Options;

iv. to determine the number of shares of Common Stock to be covered by each Award granted hereunder; and

v. to determine the terms and conditions, not inconsistent with the terms of this Plan, of any Award granted hereunder (including, but not limited to, the term, the option or purchase price, any restriction or limitation, any vesting schedule or acceleration thereof, or any forfeiture restrictions or waiver thereof, regarding any Award and the shares of Common Stock relating thereto, based on such factors as the Board shall determine, in its sole discretion).

c. Guidelines. Subject to Article 10 hereof, the Board shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing this Plan as it shall, from time to time, deem advisable; to interpret the terms and provisions of this Plan and any Award granted under this Plan (and any agreements relating thereto); and to otherwise supervise the administration of this Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in this Plan or in any Award granted in the manner and to the extent it shall deem necessary to carry this Plan into effect. Notwithstanding the foregoing, no action of the Board under this Article 3.c. shall impair the rights of any Participant without the Participant’s consent.

d. Decisions Final. Any decision, interpretation or other action made or taken in good faith by the Board arising out of or in connection with the Plan shall be final, binding and conclusive on the Company, all Participants and their respective heirs, executors, administrators, successors and assigns.

ARTICLE 4.

Share Limitation

a. Shares. The maximum aggregate number of shares of Common Stock that may be issued under this Plan shall be 8,725,000 shares (subject to any increase or decrease pursuant to Section 4.b.), plus an additional number of shares remaining available for grant under the 1988 Stock Option Plan and the 1989 Non-Employee Directors’ Non-Qualified Stock Option Plan as of April 29, 1998. The total number of shares available for grant as Restricted Stock, Performance Shares or as payment for the satisfaction of Performance Units shall be limited to an aggregate total of 100,000 shares. The shares of Common Stock issued under this Plan may be either authorized and unissued Common Stock or issued Common Stock reacquired by the Company. If any Option granted under this Plan shall expire, terminate or be cancelled for any reason without having been exercised in full, the number of unpurchased shares shall again be available for the purposes of the Plan. Further, if any shares of Restricted Stock granted hereunder are forfeited or any Award of Performance Shares terminates without the delivery of such shares, the shares subject to such Award, to the extent of such forfeiture or termination, shall again be available under this Plan.

b. Changes. In the event of any merger, reorganization, consolidation, recapitalization, dividend (other than a regular cash dividend), stock split, or other change in corporate structure affecting the Common Stock, such substitution or adjustment shall be made in the maximum aggregate number of shares that may be issued under this Plan, in the maximum aggregate number of shares with respect to which Options or Performance Shares may be granted under this Plan to any individual during any calendar year, in the number and option price of shares subject to outstanding Options granted under this Plan, and in the number of shares subject to other outstanding Awards granted under this Plan, as may be determined to be appropriate by the Board, in its sole discretion, provided that the number of shares subject to any Award shall always be a whole number.

ARTICLE 5.

Eligibility

a. Employees. Officers and other employees of the Company and its subsidiaries are eligible to be granted Awards under this Plan.

b. Directors. Directors of the Company who are not employees of the Company or any of its subsidiaries are eligible to be granted Awards other than Incentive Stock Options under this Plan.

ARTICLE 6.

Stock Options

a. Options. Each Stock Option granted under this Plan shall either be an Incentive Stock Option or a Non-Qualified Stock Option.

b. Grants. The Board shall have the authority to grant to any person, to the extent eligible under Article 5, one or more Incentive Stock Options, Non-Qualified Stock Options, or both types of Stock Options; provided, however, (i) that no individual may be granted Stock Options for more than 750,000 shares of Common Stock (subject to any increase or decrease pursuant to Article 4.b.) during any calendar year, and (ii) that no Incentive Stock Options shall be granted to any individual owning shares of Company stock representing 10% or more of the total combined voting power of all classes of stock of the Company and its subsidiaries (a “10 Percent Owner”), unless, at the time the Incentive Stock Option is granted, the option price is at least 110% of the Fair Market Value of the Common Stock subject to the Option on the date of grant and the Option states that it is not exercisable after the expiration of five (5) years from the date of its grant. To the extent that any Stock Option does not qualify as an Incentive Stock Option (whether because of its provisions or the time or manner of its exercise or otherwise), such Stock Option or the portion thereof which does not qualify as an Incentive Stock Option shall constitute a separate Non-Qualified Stock Option.

c. Incentive Stock Options. Anything in the Plan to the contrary notwithstanding, no term of this Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify the Plan under Section 422 of the Code, or, without the consent of the Participants affected, to disqualify any Incentive Stock Option under such Section 422.

d. Terms of Options. Options granted under this Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Board shall deem desirable:

i. Stock Option Certificate. Each Stock Option shall be evidenced by, and subject to the terms of, a Stock Option Certificate executed by the Company. The Stock Option Certificate shall specify the number of shares of Common Stock subject to the Stock Option, the option price, the option term, whether the Option is an Incentive Stock Option or a Non-Qualified Stock Option, and the other terms and conditions applicable to the Stock Option.

ii. Option Price. The option price per share of Common Stock purchasable upon exercise of a Stock Option shall be determined by the Board at the time of grant but (subject to Article 6.b.) with respect to a 10 Percent Owner) shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant.

iii. Option Term. Subject to Article 6.b., the term of each Stock option shall be fixed by the Board, but no Stock Option shall be exercisable more than eight (8) years after the date it is granted.

iv. Exercisability. Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Board at the time of grant. The Board may waive any installment exercise or waiting period provisions, in whole or in part, at any time after the date of grant, based on such factors as the Board shall, in its sole discretion, deem appropriate.

v. Method of Exercise. Subject to such installment exercise and waiting period provisions as may be imposed by the Board, Stock Options may be exercised in whole or in part at any time during the option term, by giving written notice of exercise to the Company specifying the number of shares of Common Stock to be purchased and the option price therefore. Such notice shall be accompanied by payment in full of the option price in such form as the Board may accept and, if requested, by the representation described in Article 12.d. Unless otherwise determined by the Board in its sole discretion at or after grant, payment in full or in part may be made in the form of Common Stock duly owned by the Participant (and for which the Participant has good title free and clear of any liens and encumbrances), based on the Fair Market Value of the Common Stock on the date of exercise, or through a broker-assisted cashless exercise. Upon payment in full of the option price, as provided herein, a stock certificate or stock certificates representing the number of shares of Common Stock to which the Participant is entitled shall be issued and registered in the name of, and delivered to, the Participant.

vi. Death. Upon a Participant’s death, unless otherwise determined by the Board at the time of grant, all Stock options held by such Participant shall become fully exercisable and may thereafter be exercised by the legal representative of the Participant’s estate for a period of one year from the date of the Participant’s death or until the expiration of the stated term of such Stock Option, whichever period is shorter.

vii. Disability. Unless otherwise determined by the Board at the time of grant, upon a Participant’s Termination of Employment as a result of a Disability (as determined by the Board, in its sole discretion), any Stock Option held by such Participant that was exercisable on the date of such Termination of Employment may thereafter be exercised by the Participant for a period of one year from the date of such Termination of Employment or until the expiration of the stated term of such Stock Option, whichever period is shorter; provided, however, that, if the Participant dies within such one-year period, any unexercised Stock option held by such Participant shall thereafter be exercisable by the legal representative of the Participant’s estate to the extent to which it was exercisable at the time of death, for a period of one year from the date of the Participant’s death or until the expiration of the stated term of such Stock Option, whichever period is shorter. In the event of Termination of Employment as a result of a Disability, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Non-Qualified Stock Option.

viii. Retirement. Upon a Participant’s Retirement, unless otherwise determined by the Board at the time of grant, all applicable Stock Options held by such Participant shall become fully exercisable and may thereafter be exercised as specified below:

1. Options granted prior to April 17, 2001, may be exercised for a period of one year from the date of the Participant’s Retirement or until the expiration of the stated term of such Stock Option, whichever period is shorter.

2. Options granted on or after April 17, 2001, may be exercised for a period of two years from the date of the Participant’s Retirement or until the expiration of the stated term of such Stock Option, whichever period is shorter.

3. Options issued to Outside Directors on or after April 17, 2001 will remain exercisable for the full term of the option regardless of whether the grantees remain a Director of the Company.

In the event of Retirement, if an Incentive Stock Option is exercised after the expiration periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Non-Qualified Stock Option.

ix. Termination of Employment. Unless otherwise determined by the Board at the time of grant, upon a Participant’s Termination of Employment for any reason other than Death, Disability or Retirement, any applicable Stock Option:

1. granted prior to April 17, 2001, and held by such Participant that was exercisable on the date of such Termination of Employment may thereafter be exercised by the Participant for a period of 30 days or until the expiration of the stated term of such Stock Option, whichever period is shorter.

2. granted on or after April 17, 2001, and held by such Participant that was exercisable on the date of such Termination of Employment may thereafter be exercised by the Participant for a period of 90 days or until the expiration of the stated term of such Stock Option, whichever period is shorter.

Any Stock Option that was not exercisable on the date of such Termination of Employment shall terminate as of such date.

x. Incentive Stock Option Limitations. To the extent that the aggregate Fair Market Value (determined as of the date of grant) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year under the Plan and/or any other stock option plan of the Company or any subsidiary or parent corporation (within the meaning of Section 424 of the Code) exceeds $100,000, such Options shall be treated as Options which are not Incentive Stock Options.

Should any of the foregoing provisions not be necessary in order for the Stock Options to qualify as Incentive Stock Options, or should any additional provisions be required, the Board may amend the Plan accordingly, without the necessity of obtaining the approval of the shareholders of the Company.

xi. Special Terms Reflecting Foreign Tax Law. An Option issued with respect to a Participant which, because of the Participant’s residence, place of work or citizenship, will be subject to taxation by a country other than the United States may contain such special terms and/or conditions, which are not inconsistent with paragraphs (i), (ii) and (iii) of this Article 6.d., as may be considered desirable by the Board to improve the tax efficiency of the Stock Option under the tax laws of such country. Such special terms or conditions may include, without limitation, provisions to render the Stock Option vested for foreign tax purposes at grant but imposing penalties or restrictions in the event the Participant were to exercise the Option and leave the Company or an affiliate prior to satisfying a designated waiting period (an “early exercise restriction”). Such early exercise restriction may include, without limitation, a financial penalty, the holding of exercised shares by the Company in escrow pending satisfaction of the waiting period, or the granting of a Company right to re-purchase the shares at the exercise price from a Participant who terminates employment with the Company prior to the end of the waiting period.

xii. Board Discretion. Notwithstanding any other provision of this Plan, upon a Participant’s Termination of Employment for any reason (including death, Disability or Retirement), the Board may, in its sole discretion, accelerate the exercisability of any outstanding Stock option held by such Participant and/or extend the post-termination exercise periods set forth in subsections (vi), (vii), (viii) and (ix) of this Article 6.d., provided that such post-termination exercise period may not extend beyond the expiration of the stated term of such Stock Option.

xiii. Misconduct. Notwithstanding any other provision of this Plan, should the Participant’s service with the Company be terminated for Misconduct or should the Participant engage in Misconduct during the post-termination exercise period with respect to his or her Options, then all such Options shall terminate immediately and cease to be outstanding.

ARTICLE 7.

Restricted Stock

a. Awards of Restricted Stock. Subject to the limitations set forth in Article 4, the Board shall have the authority to grant Restricted Stock to any person eligible under Article 5. The Board shall determine to whom, and the time or times at which, grants of Restricted Stock will be made, the number of shares to be included in each Award, the time or times within which such Awards may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and the other terms and conditions of the Awards, in addition to those set forth in Article 7.b.

The provisions of Restricted Stock Awards need not be the same with respect to each Participant, and such Awards to individual Participants need not be the same in subsequent years.

b. Terms and Conditions. Restricted Stock awarded pursuant to this Article 7 shall be subject to the following terms and conditions and such other terms and conditions, not inconsistent with the terms of this Plan, as the Board shall deem desirable:

i. Award Certificate. Each Restricted Stock Award shall be evidenced by, and subject to the terms of, a Restricted Stock Award Certificate executed by the Company. The Restricted Stock Award Certificate shall specify the number of shares of Common Stock subject to the Award, the time or times within which such Restricted Stock is subject to forfeiture and the other terms, conditions and restrictions applicable to such Award.

ii. Stock Certificates. When a Participant receives a Restricted Stock Award, a stock certificate or stock certificates representing the number of shares of Common Stock covered by such Restricted Stock Award shall be issued and registered in the name of the Participant. Such stock certificates shall be held in custody by the Company as long as the Restricted Stock is subject to forfeiture. When a Restricted Stock Award, or any portion thereof, ceases to be subject to forfeiture, the stock certificate or stock certificates representing such shares shall be released from custody and delivered to the Participant. The Participant shall have all of the rights of a holder of Common Stock with respect to shares subject to a Restricted Stock Award, including the right to vote such shares and to receive dividends thereon, except that the Participant shall not be permitted to sell, transfer, pledge or assign shares of Restricted Stock as long as such shares are held in custody by the Company.

iii. Restriction Period. Subject to the provisions of this Plan and the Restricted Stock Award Certificate, shares of Restricted Stock will be forfeited to the Company upon a Participant’s Termination of Employment during a period set by the Board commencing with the date of such Award (the “Restriction Period”). Subject to the provisions of this Plan, the Board, in its sole discretion, may provide for the lapse of such restrictions in installments. The Board may waive such restrictions, in whole or in part, at any time after the date of grant, based on such factors as the Board shall, in its sole discretion, deem appropriate.

iv. Termination of Employment. Subject to the provisions of this Plan and the Restricted Stock Award Certificate, upon a Participant’s Termination of Employment during the Restriction Period due to death or Disability or Retirement, restrictions will lapse with respect to a percentage of the Restricted Stock Award granted to the Participant that is equal to the percentage of the Restriction Period that has elapsed as of the date of the Participant’s Termination of Employment, and stock certificates representing such shares of Common Stock shall be released from custody and delivered to the Participant or the Participant’s estate, as the case may be. Upon a Participant’s Termination of Employment for any reason other than death, Disability or Retirement, all outstanding Restricted Stock Awards shall be forfeited to the Company.

v. Distributions. In the event of a dividend or distribution payable in stock or a reclassification, stock split or split-up, the shares issued or declared in respect of Restricted Stock shall be subject to the same terms and conditions relating to forfeiture as the Restricted Stock to which they relate.

vi. Special Terms Reflecting Foreign Tax Law. Restricted Stock granted with respect to a Participant which, because of the Participant’s residence, place of work or citizenship, will be subject to taxation by a country other than the United States may contain such special terms and/or conditions as may be considered desirable by the Board to improve the tax efficiency of the grant, vesting and/or award of Restricted Stock under the tax laws of such country.

ARTICLE 8.

Performance Shares

a. Award of Performance Shares. Subject to the limitations set forth in Article 4, the Board shall have the authority to grant Performance Shares to any person eligible under Article 5. The Board shall determine the persons to whom, and the time or times at which, Performance Shares shall be awarded, the number of Performance Shares to be included in each Award, the duration of the period (the “Performance Period”) during which, and the conditions under which, receipt of the shares of Common Stock will be deferred, and the other terms and conditions of the Award in addition to those set forth in Article 8.b.

The provisions of Performance Share Awards need not be the same with respect to each Participant, and such Awards to individual Participants need not be the same in subsequent years.

b. Terms and Conditions. Performance Shares awarded pursuant to this Article 8 shall be subject to the following terms and conditions and such other terms and conditions, not inconsistent with the terms of this Plan, as the Board shall deem desirable:

i. Conditions. The Board, in its sole discretion, shall specify the Performance Period during which, and the conditions under which, the receipt of shares of Common Stock covered by the Performance Share Award will be deferred. The receipt of shares of Common Stock pursuant to a Performance Share Award shall be conditioned upon the attainment of one or more pre-established objective performance goals, which if applicable shall be established in accordance with the requirements of Section 162(m) of the Code and the regulations promulgated thereunder. Such goals must be established by the Board in writing not later than 90 days after the commencement of the Performance Period, provided that the outcome is substantially uncertain at the time the goal is established. The performance goals may be based on the Company’s stock price, return on assets, return on capital employed, return on shareholders’ equity, earnings, earnings per share, total shareholder return, sales, costs, or such other performance goals as may be established by the Board from time to time.

ii. Award Certificate. Each Performance Share Award shall be evidenced by, and subject to the terms of, a Performance Share Certificate executed by the Company. The Performance Share Certificate shall specify the number of shares of Common Stock subject to the Award, the applicable Performance Period, the applicable performance goals, and the other terms and conditions applicable to such Award.

iii. Stock Certificates. If the Board determines, after the expiration of the Performance Period, that the performance goals specified in the Performance Share Certificate and all other material terms of the Award have been satisfied, stock certificates representing the number of shares of Common Stock covered by the Performance Share Award shall be issued and registered in the name of, and delivered to, the Participant.

iv. Termination of Employment. Unless otherwise determined by the Board at the time of grant, the Performance Shares will be forfeited upon a Participant’s Termination of Employment during the Performance Period for any reason (including death, Disability or Retirement).

v. Special Terms Reflecting Foreign Tax Law. Performance Share Awards with respect to a Participant which, because of the Participant’s residence, place of work or citizenship, will be subject to taxation by a country other than the United States may contain such special terms and/or conditions as may be considered desirable by the Board to improve the tax efficiency of the grant, deferred and/or award of Performance Shares under the tax laws of such country.

c. Individual Limit. The maximum number of shares of Common Stock that may be subject to Performance Share Awards granted to any individual during any calendar year shall be 100,000 shares (subject to any increase or decrease pursuant to Article 4.b.).

ARTICLE 9.

Performance Units

a. Award of Performance Units. The Board shall have the authority to grant Performance Units to any person eligible under Article V. The Board shall determine the persons to whom, and the time or times at which, Performance Units shall be awarded, the number of Performance Units to be included in each Award, the duration of the period (the “Performance Cycle”) during which, and the conditions under which, a Participant’s right to Performance Units will be vested, the ability of Participants to defer the receipt of payment of such Units, and the other terms and conditions of the Award in addition to those set forth in Article 9.b. A Performance Unit shall have a fixed dollar value. The provisions of Performance Unit Awards need not be the same with respect to each Participant, and such Awards to individual Participants need not be the same in subsequent years.

b. Terms and Conditions. The Performance Units awarded pursuant to this Article 9 shall be subject to the following terms and conditions and such other terms and conditions, not inconsistent with the terms of this Plan, as the Board shall deem desirable:

i. Conditions. The Board, in its sole discretion, shall specify the Performance Cycle during which, and the conditions under which, the Participant’s right to Performance Units will be vested. The vesting of Performance Units shall be conditioned upon the attainment of one or more pre-established objective performance goals, which if applicable shall be established in accordance with the requirements of Section 162(m) of the Code and the regulations promulgated thereunder. Such goals must be established by the Board in writing not later than 90 days after the commencement of the Performance Cycle, provided that the outcome is substantially uncertain at the time the goal is established. The performance goals may be based on the Company’s stock price, return on assets, return on capital employed, return on shareholders’ equity, earnings, earnings per share, total shareholder return, sales, costs, or such other objective performance goals as may be established by the Board from time to time.

ii. Award Certificate. Each Performance Unit Award shall be evidenced by, and subject to the terms of, a Performance Unit Certificate executed by the Company. The Performance Unit Certificate shall specify the dollar value of the Award, the applicable Performance Cycle, the applicable performance goals, and the other terms and conditions applicable to such Award.

iii. Vesting; Payment. If the Board determines, after the expiration of the Performance Cycle, that the performance goals specified in the Performance Unit Certificate and all other material terms of the Award have been satisfied, the Performance Units will be vested and the Participant will receive payment of the amount specified in the Performance Unit Certificate as soon as practicable thereafter. Payment may be made in cash, shares of Common Stock or a combination of both, as determined by the Board, in its sole discretion; provided that payment in shares of Common Stock may only be made if the aggregate number of shares of Common Stock subject to awards of Restricted Stock and Performance Share together with such payment does not exceed 100,000 shares.

iv. Termination of Employment. Unless otherwise determined by the Board at the time of grant, the Performance Units will be forfeited upon a Participant’s Termination of Employment during the Performance Cycle for any reason (including death, Disability or Retirement).

v. Special Terms Reflecting Foreign Tax Law. Performance Unit Awards with respect to a Participant which, because of the Participant’s residence, place of work or citizenship, will be subject to taxation by a country other than the United States may contain such special terms and/or conditions as may be considered desirable by the Board to improve the tax efficiency of the grant, vesting and/or payment of Performance Unit under the tax laws of such country.

c. Individual Limit. The maximum dollar amount of Performance Unit Awards that may be granted to any individual during any calendar year shall be $4,000,000.

ARTICLE 10.

Termination or Amendment

a. Termination or Amendment of Plan. The Board may at any time amend, discontinue or terminate this Plan or any part hereof (including any amendment deemed necessary to ensure that the Company may comply with any regulatory requirement referred to in Article 12); provided, however, that, unless otherwise required by law, the rights of a Participant with respect to Awards granted prior to such amendment, discontinuance or termination may not be impaired without the consent of such Participant and, provided further, that the Company will seek the approval of the Company’s shareholders for any amendment if such approval is necessary to comply with the Code, Federal or state securities law or any other applicable rules or regulations.

b. Amendment of Awards. The Board may amend the terms of any Award previously granted, prospectively or retroactively, but, subject to Article 4, no such amendment or other action by the Board shall impair the rights of any holder without the holder’s consent. Notwithstanding the foregoing, the Board shall not reduce the exercise price of Stock Options previously granted or substitute new Stock Options for previously granted Stock Options having higher option prices, without the prior approval of the Company’s shareholders.

ARTICLE 11.

Unfunded Plan

a. Unfunded Status of Plan. This Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payment not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

ARTICLE 12.

General Provisions

a. Nonassignment. Except as otherwise provided in this Plan, Awards made hereunder and the rights and privileges conferred thereby shall not be sold, transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise), and shall not be subject to execution, attachment or similar process. Upon any attempt to sell, transfer, assign, pledge, hypothecate or otherwise dispose of such Award, right or privilege contrary to the provisions hereof, or upon the levy of any attachment or similar process thereon, such Award and the rights and privileges conferred hereby shall immediately terminate and the Award shall immediately be forfeited to the Company.

b. Change of Control. In the event of a Change of Control, all outstanding Stock Options shall immediately become fully exercisable and restrictions will lapse with respect to a percentage of each outstanding Restricted Stock Award equal to the percentage of the Restriction Period that has elapsed as of the date of the Change of Control. Stock certificates representing the Common Stock covered by any outstanding Restricted Stock Award as to which restrictions have lapsed shall be released from custody and delivered to the Participants as soon as practicable following the Change of

Control. Stock certificates representing the Common Stock covered by any outstanding Stock Option shall be issued and registered in the name of, and delivered to, the Participants as soon as practicable following exercise of such option and payment by the Participant of the option price and, if requested, delivery of the representation described in Article 12.d. In the event of a Change in Control, outstanding Performance Share Awards and Performance Unit Awards shall be considered vested and all conditions therefore satisfied and, as the case may be, stock certificates representing the number of shares of Common Stock covered by the Performance Share Awards shall be issued and registered in the name of, and delivered to, the Participants, and the cash (and stock certificates, if applicable) representing the Performance Unit Awards shall be paid to the Participants (or in the case of stock certificates, shall be issued and registered in the name of, and delivered to, the Participants) in each case as soon as practicable following the Change in Control.

c. Rights as Shareholder. A Participant shall not be deemed to be the holder of Common Stock, or to have the rights of a holder of Common Stock, with respect to shares subject to an Award unless and until stock certificates representing such shares of Common Stock have been issued and registered in the name of such Participant.

d. Limitations on Issuance or Transfer of Shares. No Common Stock shall be issued or transferred in connection with an award hereunder unless and until all legal requirements applicable to the issuance or transfer of such Common Stock have been complied with to the satisfaction of the Board. The Board shall have the right to condition any award of Common Stock made to any Participant on such Participant’s undertaking in writing to represent that he or she is acquiring such shares without a view to distribution thereof, and otherwise to comply with such restrictions on his or her subsequent disposition of such shares of Common Stock as the Board shall deem necessary or advisable. The stock certificates representing such shares may include any legend that the Board deems appropriate to reflect any restrictions on transfer.

All certificates representing shares of Common Stock delivered under the Plan shall be subject to such stop-transfer orders and other restrictions as the Board may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange or stock market on which the Common Stock is then listed or traded, any applicable Federal or state securities law, and any applicable corporate law, and the Board may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

With respect to Section 16 Insiders and Covered Employees of the Company, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the 1934 Act. Transactions under the Plan are also intended to comply with all applicable conditions of the Nasdaq Stock Exchange or any other national securities exchange on which the securities of the Company are listed. To the extent any provision of the Plan or action by the Board or its delegate fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Board or its delegate.

e. Other Plans. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

f. No Right to Employment. Neither this Plan nor the grant of any Award hereunder shall give any Participant or other person any right with respect to continuance of employment by the Company or any subsidiary, nor shall there be a limitation in any way on the right of the Company or a subsidiary to terminate a Participant’s employment at any time. Neither this Plan nor the grant of any Award hereunder shall give any Director any right to continue as a member of the Board or obligate the Company to nominate any Director for re-election by the Company’s shareholders.

g. Withholding of Taxes. The Company shall have the right to reduce the number of shares of Common Stock otherwise deliverable pursuant to this Plan by an amount that would have a Fair Market Value equal to the amount of all Federal, state and local taxes required to be withheld, based upon the tax rates then in effect, or to deduct the amount of such taxes from any cash payment to be made to a Participant, pursuant to this Plan or otherwise. In connection with such withholding, the Board may make such arrangements as are consistent with the Plan as it may deem appropriate.

h. Listing and Other Conditions.

i. If the Common Stock is listed on a national securities exchange or the Nasdaq Stock Market, the issuance of any shares of Common Stock pursuant to an Award shall be conditioned upon such shares being listed on such exchange or stock market. The Company shall have no obligation to issue such shares unless and until such shares are so listed, and the right to exercise any Option or to receive shares pursuant to any other Award shall be suspended until such listing has been effected.

ii. If at any time counsel to the Company shall be of the opinion that any sale or delivery of shares of Common Stock pursuant to an Award is or may in the circumstances be unlawful or result in the imposition of excise taxes under the statutes, rules or regulations of any applicable jurisdiction, the Company shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act of 1933, as amended, or otherwise with respect to shares of Common Stock or Awards, and the right to exercise any Option or to receive shares pursuant to any other Award shall be suspended until, in the opinion of such counsel, such sale or delivery shall be lawful or shall not result in the imposition of excise taxes.

iii. Upon termination of any period of suspension under this Article 12.h., any Award affected by such suspension which shall not then have expired or terminated shall be reinstated as to all shares available before such suspension and as to shares which would otherwise have become available during the period of such suspension, but no such suspension shall extend the term of any Option.

i. Governing Law. This Plan and actions taken in connection herewith shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania.

j. Construction. Wherever any words are used in this Plan in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever any words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply.

k. Liability. No member of the Board nor any employee of the Company or any of its subsidiaries shall be liable for any act or action hereunder, whether of omission or commission, by any other member or employee or by any agent to whom duties in connection with the administration of this Plan have been delegated or, except in circumstances involving bad faith, gross negligence or fraud, for anything done or omitted to be done by himself.

l. Other Benefits. No payment pursuant to an Award under this Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company nor affect any benefits under any other benefit plan now or hereafter in effect under which the availability or amount of benefits is related to the level of compensation.

m. Costs. The Company shall bear all expenses incurred in administering this Plan, including expenses of issuing Common Stock pursuant to Awards hereunder.

n. Severability. If any part of this Plan shall be determined to be invalid or void in any respect, such determination shall not affect, impair, invalidate or nullify the remaining provisions of this Plan which shall continue in full force and effect.

o. Successors. This Plan shall be binding upon and inure to the benefit of any successor or successors of the Company.

p. Headings. Article and section headings contained in this Plan are included for convenience only and are not to be used in construing or interpreting this Plan.

ARTICLE 13.

Term of Plan

a. Effective Date. This Plan, as amended and restated, shall be effective as of such date upon its approval by the Board; provided however, that all provisions relating to the grant of Incentive Stock Options will not become effective unless this Plan is approved by the Company’s shareholders within 12 months before or after the date the Plan first containing such provisions was adopted.

b. Termination. No Award shall be granted pursuant to this Plan on or after the tenth anniversary of its approval by the Board, but Awards granted prior to such tenth anniversary may extend beyond that date.